As filed with the Securities and Exchange Commission on June 4, 2015

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Track Group, Inc.
(Exact name of registrant as specified in its charter)

Utah	87-0543981
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

405 South Main Street, Suite 700
Salt Lake City, Utah 84111
(Address of Principal Executive Offices)

2012 Equity Incentive Award Plan
(Full title of the plan)

Gordon Jesperson, Esq.
General Counsel and Secretary
c/o Track Group, Inc.
405 South Main Street, Suite 700
Salt Lake City, Utah 84111
(Name and address of agent for service)

(801) 432-5620
(Telephone number, including area code, of agent for service)

Copies to:
Daniel W. Rumsey, Esq.
Disclosure Law Group
600 W. Broadway, Suite 700
San Diego, California 92101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share: To be issued under the 2012 Equity Incentive Award Plan	713,262	$11.90 (2)	$8,487,817.80 (2)	$986.28

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based upon the average of the high and low sales price on the OTCQB Marketplace on June 4th, 2015.

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (the “Registration Statement”) registers an aggregate total of 713,262 additional shares of Track Group, Inc.’s (the “Company,” “we,” “us” or “our”) common stock, par value $0.0001 per share (“Common Stock”), that may be issued pursuant to the Company’s 2012 Equity Incentive Award Plan (as amended and restated, the “Plan”).

In accordance with General Instruction E to Form S-8, the contents of the previous Registration Statement on Form S-8 filed by us with the Securities and Exchange Commission (“SEC”) on September 27, 2013 (File No. 333-191427) is incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

In addition to the incorporation of the Company's previous Registration Statements on Form S-8, as identified above, the Company hereby incorporates by reference the documents listed below, as these documents were not included in the previous Registration Statements on Form S-8.

(a)	The Company’s Annual report on Form 10-K for the fiscal year ended September 30, 2014, as filed with the SEC on December 18, 2014;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2014, as filed with the SEC on February 11, 2015;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC on May 8, 2015;

(d)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above (in each case, except for the information furnished under Items 2.02 or 7.01 in any current report on Form 8-K); and

(c)
The description of the Company’s Common Stock contained in the Company’s Registration Statement filed under the Exchange Act on Form 10-KSB/A, dated December 19, 1997, and any amendment or report filed for the purpose of further updating such description.

Item 8.	Exhibits

Exhibit No.	Document Description	Incorporation by Reference

5.1	Opinion and Consent of Disclosure Law Group	Filed herewith.

23.1	Consent of Eide Bailly, LLP	Filed herewith.

24.1	Power of Attorney	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on June 4, 2015.

Track Group, Inc.

By: /s/ John R. Merrill
Name: John R. Merrill
Title: Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of SecureAlert, Inc., hereby severally constitute and appoint Guy Dubois, John Merrill and Gordon Jesperson and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this registration statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable SecureAlert, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Guy Dubois Guy Dubois	Director, Member of Executive Committee (Principal Executive Officer)	June 4, 2015
/s/ David S. Boone David S. Boone	Director, Member of Executive Committee	June 4, 2015

/s/ John R. Merrill John R. Merrill	Chief Financial Officer and (Principal Financial Officer and Principal Accounting Officer)	June 4, 2015
/s/ Dirk K. van Daele Dirk K. van Daele	Director	June 4, 2015